PLAN OF MERGER

         This Plan of Merger is made and entered into this 5th day of May, 2000, by and between TIDELANDS OIL & GAS CORPORATION, a Nevada corporation, ("TIDELANDS" or the "Surviving corporation"), and OMNI ACQUISITION CORPORATION, a Nevada corporation, ("OMNI" or the "Disappearing Corporation").

                                    RECITALS

         A. TIDELANDS is a corporation organized and existing under the laws of the State of Nevada and has authorized capital stock consisting of 100,000,000 shares of common stock, par value $0.001 per share, of which 17,640,489 shares are issued and outstanding.

         B. OMNI is a corporation in organization under the laws of the State of Nevada and has authorized capital stock consisting of 25,000,000 shares, par value $0.001 per share, of which 5,000,000 shares are issued and outstanding being owned by Tidelands.


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         C. The Board of Directors of TIDELANDS and OMNI, respectively,  deem it advisable for OMNI to merge with and into TIDELANDS.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, TIDELANDS and OMNI hereby agree to the following Plan of
Merger:

         1. Names of Constituent Corporations. OMNI will merge with and into TIDELANDS. TIDELANDS will be the Surviving Corporation.

         2. Terms and Conditions of Merger. The effective date of merger will be the date upon which the Articles of Merger are filed with the Nevada Secretary of State. Upon the effective date of the merger the separate corporate existence of OMNI will cease; title to all real estate and other property owned by OMNI will be vested in TIDELANDS without reversion or impairment; and the Surviving Corporation will have all liabilities of OMNI. Any proceeding pending by or against OMNI may be continued as if such merger did not occur, or the Surviving Corporation may be substituted in the proceeding for OMNI.

         3. Governing Law. The laws of the State of Nevada will govern the Surviving Corporation.

         4. Name. The name of the Surviving Corporation will be TIDELANDS OIL & GAS CORPORATION.

         5. Registered Office. The present address of the registered office of the Surviving and Disappearing corporation's is P.O. Box 270234, Corpus Christi, Texas 78247.

         6. Accounting. The assets and liabilities of TIDELANDS and OMNI (collectively the "Constituent Corporations") as of the effective date of the merger will be taken up on the books of the Surviving Corporation at the amounts at which they are carried at that time on the respective books of the Constituent Corporations.

         7. Bylaws. The Bylaws of TIDELANDS as of the effective date of the merger will be the Bylaws of the Surviving Corporation until the same will be altered or amended in accordance with the provisions thereof.

         8. Directors. The directors of TIDELANDS as of the effective date of the merger will be the directors of the Surviving Corporation until their respective successors are duly elected and qualified.

         9. Manner and Basis of Converting Shares. As of the effective date of the merger:


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                  (a) The Surviving Corporation will retire or cancel all of the shares of OMNI and any shares of stock of OMNI in the treasury on the effective date of the merger will be surrendered to the Surviving
         Corporation   for   cancellation,   and  no  shares  of  the  Surviving
         Corporation will be issued in respect thereof.

         10. Shareholder Approval. This Plan of Merger will be submitted to the sole shareholder of OMNI for its approval in the manner provided by law. After approval, the Articles of Merger will be filed as required under the laws of the State of Nevada.

         11. Rights of Dissenting Shareholders. Tidelands, the sole shareholder of Omni will waive any dissenting rights.

         12. Termination of Merger. This merger may be abandoned at any time prior to the filing of Articles of Merger with the Secretary of State, upon a vote of a majority of the Board of Directors of both TIDELANDS and OMNI. If the merger is terminated, there will be no liability on the part of either Constituent Corporation, their respective Boards of Directors, or shareholders.

         13. Counterparts. This Plan of Merger may be executed in any number of counterparts, and all such counterparts and copies will be and constitute an original instrument.

         IN WITNESS WHEREOF, this Plan of Merger has been adopted by the undersigned corporations as of this 5th day of May, 2000.

TIDELANDS OIL & GAS CORPORATION             OMNI ACQUISITION CORPORATION


By: /s/ Michael Ward                        By:   /s/ Michael Ward
   --------------------------                  -------------------
Name:   Michael Ward                        Name:     Michael Ward
Title:  President                           Title:    President